Exhibit 99.1

Footnotes to Form 3

(1) Represents shares of the Issuer’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), held of record by THL Agiliti LLC (“THL Agiliti”).

(2) This report is being filed by the following Reporting Persons: THL Agiliti, Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“THL Coinvestment”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), Thomas H. Lee Advisors, LLC (“THL Advisors”), THL Holdco, LLC (“Holdco”) and THL Managers VIII, LLC (“THL Managers VIII”).

(3) Voting and investment determinations with respect to the securities held by THL Agiliti listed in this report are made by unanimous consent of its members. The members of THL Agiliti are THL Equity VIII, Parallel Fund VIII, Executive Fund VIII, THL Coinvestment, THL Equity Fund VIII Investors (Agiliti), L.P. and FS Sponsor LLC (“Sponsor”). Sponsor previously filed a Form 3. Voting and investment determinations with respect to the securities beneficially owned by Sponsor listed in this report are made by a management  committee. Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of THL Coinvestment and sole member of Equity Advisors and THL Managers VIII. Equity Advisors is the general partner of THL Equity VIII, Parallel Fund VIII, and Executive Fund VIII. Voting and investment determinations with respect to the securities beneficially owned by Holdco listed in this report are made by a management committee. This Form 3 is in two parts and is jointly filed with the reporting persons in both parts (collectively, the “Reporting Persons”). See Remarks.

(4) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(5)  Represents shares of the Issuer’s Class F Common Stock, par value $0.0001 per share (“Class F Common Stock”), held of record by THL Agiliti. Pursuant to the Amended and Restated Certificate of Incorporation of the Issuer, shares of Class F Common Stock have no expiration date and (i) are convertible into shares of Class A Common Stock at any time at the option of the holder on a one-for-one basis and (ii) will automatically convert into shares of Class A Common Stock at the time of the Issuer’s initial business combination on a one-for-one basis, in each case, subject to adjustment.